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                                                                    EXHIBIT 12.1

                           BURLINGTON RESOURCES INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                             YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                     1996    1995     1994     1993     1992
                                                    ------   -----   ------   ------   ------
                                                       (IN MILLIONS, EXCEPT RATIO AMOUNTS)
Earnings
  Income (Loss)
     Before Income Taxes..........................  $  307   $(577)  $   90   $  307   $  218
  Add
     Interest and fixed charges...................     113     109       90       73       79
     Portion of rent under long-term operating
       leases representative of an interest
       factor.....................................       6       5        5        5        4
                                                    ------   -----   ------   ------   ------
  Total Earnings Available for Fixed Charges......  $  426   $(463)  $  185   $  385   $  301
                                                    ======   =====   ======   ======   ======
Fixed Charges
  Interest and fixed charges......................  $  113   $ 109   $   90   $   73   $   79
  Portion of rent under long-term operating leases
     representative of an interest factor.........       6       5        5        5        4
  Capitalized interest............................       3       3        1        3        3
                                                    ------   -----   ------   ------   ------
  Total Fixed Charges.............................  $  122   $ 117   $   96   $   81   $   86
                                                    ======   =====   ======   ======   ======
Ratio of Earnings to Fixed Charges(1).............   3.49x       -    1.92x    4.79x    3.49x

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(1) Total Earnings Available for Fixed Charges in 1995 are inadequate to cover
    Total Fixed Charges in the amount of approximately $580 million.